UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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INTERNATIONAL RECTIFIER CORPORATION
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SUPPLEMENT NO. 1 TO DEFINITIVE PROXY STATEMENT

The supplemental information disclosed below should be read in conjunction with the definitive proxy statement on Schedule 14A, which we refer to as the definitive proxy statement, filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, by International Rectifier Corporation, which we refer to as International Rectifier, on October 7, 2014, relating to the special meeting of stockholders of International Rectifier to be held on November 4, 2014 at International Rectifier’s offices located at 101 North Sepulveda Boulevard, El Segundo, California 90245, at 10:00 a.m. (California time).

At the special meeting, International Rectifier’s stockholders will be asked:

1.     To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated August 20, 2014 (referred to as the merger agreement), by and among International Rectifier, Infineon Technologies AG, or Infineon, and Surf Merger Sub Inc., a wholly owned subsidiary of Infineon, as it may be amended from time to time (a copy of the merger agreement is attached as Annex A to the definitive proxy statement accompanying the notice mailed to International Rectifier’s stockholders on October 7, 2014);

2.     To consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable by International Rectifier to its named executive officers in connection with the merger as contemplated by the merger agreement; and

3.     To consider and vote on a proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

To the extent information herein differs from or updates information contained in the definitive proxy statement, the information contained herein supersedes the information contained in the definitive proxy statement.  These supplemental disclosures, along with the definitive proxy statement, should be read in their entirety.  Any defined terms used but not otherwise defined herein shall have the meanings set forth in the definitive proxy statement.  New text is in bold and underlined.

These supplemental disclosures to the definitive proxy statement are dated October 30, 2014.

FORWARD-LOOKING STATEMENTS

These supplemental disclosures, and the documents to which International Rectifier refers you to in the definitive proxy statement and these supplemental disclosures, as well as information included in oral statements or other written statements made or to be made by International Rectifier or on its behalf, contain “forward looking statements” that do not directly or exclusively relate to historical facts. You can typically identify forward looking statements by the use of forward looking words, such as ‘will’, ‘expect’, ‘should’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties concerning Infineon’s proposed acquisition of International Rectifier and actual results and events could differ materially from what presently is expected. The potential risks and uncertainties include the possibility that the transaction will not close or that the closing may be delayed; the possibility that the conditions to the closing of the transaction may not be satisfied; the risk that competing offers will be made; the transaction may involve unexpected costs, liabilities or delays; the outcome of any legal proceedings related to the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; general economic conditions; conditions in the markets Infineon and International Rectifier are engaged in; behavior of customers, suppliers and competitors (including their reaction to the transaction); and specific risk factors discussed in other releases and public filings made by International Rectifier (including its filings with the SEC). This list of factors is not intended to be exhaustive.

Consequently, all of the forward looking statements International Rectifier makes in the definitive proxy statement and these supplemental disclosures are qualified by the information contained or incorporated by reference herein, including, but not limited to (a) the information contained under this heading and (b) the information contained under the heading “Risk Factors” in the definitive proxy statement and information in International Rectifier’s consolidated financial statements and notes thereto included in International Rectifier’s most recent filings on Forms 10 K and 10 Q (see “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 92 of the definitive proxy statement). No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward looking statements.

Except as required by applicable law, International Rectifier undertakes no obligation to publicly update forward looking statements, whether as a result of new information, future events or otherwise. International Rectifier stockholders are advised, however, to consult any future disclosures International Rectifier makes on related subjects as may be detailed in International Rectifier’s other filings made from time to time with the SEC.

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SUPPLEMENTAL DISCLOSURES RELATED TO REGULATORY APPROVALS REQUIRED FOR THE MERGER

Regulatory Approvals Required for the Merger (page 61)

The following disclosure supplements and restates the third full paragraph on page 6 of the definitive proxy and the fourth paragraph on page 6 (which carries over to page 7) of the definitive proxy statement.

International Rectifier and Infineon filed their respective notification and report forms under the HSR Act with respect to the merger on Wednesday, September 24, 2014. The waiting period applicable to the merger under the HSR Act expired at 11:59 p.m., New York City time, Friday, October 24, 2014. A more complete detailed description of the notifications and clearance requirements under the HSR Act and the antitrust laws of certain foreign jurisdictions is provided under “THE MERGER—Regulatory Approvals Required for the Merger” beginning on page 61.

Under the terms of the merger agreement, the parties to the merger submitted a joint voluntary notice of the merger to the Committee on Foreign Investment in the United States (“CFIUS”) on October 17, 2014. The notice was accepted for review by CFIUS on October 21, 2014 and the initial 30 day review period began on October 22, 2014. The initial review will conclude on November 20, 2014, at which time CFIUS will decide whether to take further action with respect to the transaction, including a potential additional 45 day investigation. CFIUS is an interagency committee of the U.S. government that has the ability to review transactions in connection with which a foreign person acquires control of a U.S. business that raises national security concerns. CFIUS also has the ability to impose measures to mitigate any such national security concerns if necessary. Completion of the transaction is conditioned on receipt of CFIUS clearance as defined and described below in “PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT—Efforts to Close the Merger; Regulatory Matters” beginning on page 76.

HSR Act and U.S. Antitrust Matters

The following disclosure supplements and restates the first full paragraph on page 62 of the definitive proxy statement.

Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be completed until International Rectifier and Infineon each file a notification and report form with the FTC and the Antitrust Division under the HSR Act and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30 calendar day waiting period following the parties’ filing of their respective HSR Act notification forms, unless this period is shortened because the reviewing agency grants “early termination” of the waiting period or this period is extended by the reviewing agency through the issuance of a request for additional information and documentary material.

                The “ultimate parent entities” (as defined in the HSR Act) of International Rectifier and Parent filed their respective notification and report forms under the HSR Act with respect to the merger on Wednesday, September 24, 2014 and requested early termination of the HSR Act waiting period. The waiting period applicable to the merger under the HSR Act expired at 11:59 p.m., New York City time, Friday, October 24, 2014.

Committee on Foreign Investments in the United States; International Traffic in Arms Regulations

The following disclosure supplements and restates the fifth full paragraph on page 63 of the definitive proxy statement.

Under the terms of the merger agreement, the parties to the merger will submit a joint voluntary notice of the merger to CFIUS. CFIUS is an interagency committee of the U.S. government that has the ability to review transactions in which a foreign person acquires control of a U.S. business that raises national security concerns. CFIUS also has the ability to impose measures to mitigate any such national security concerns if necessary. The parties submitted a joint voluntary notice for review by CFIUS on October 17, 2014.  The notice was accepted for review by CFIUS on October 21, 2014 and the initial 30 day review period began on October 22, 2014. The initial review will conclude on November 20, 2014, at which time CFIUS will decide whether to take further action with respect to the transaction, including a potential additional 45 day investigation.

Foreign Competition Laws

The following disclosure supplements and restates the second, third, fourth, fifth and sixth full paragraphs on page 62 and the first full paragraph on page 63 of the definitive proxy statement.

Consummation of the transaction is conditioned on approval under, expiration of the relevant waiting periods with regards to, or filing or notices pursuant to, the competition laws of Germany, Hungary, Japan and Republic of Korea.

Under the German Act Against Restraints of Competition, the transaction cannot be completed before (i) it has been cleared by the German Federal Cartel Office (‘‘FCO’’), or (ii) the relevant waiting periods have expired without the FCO having prohibited the transaction. The FCO has one month for an initial (‘‘Phase I’’) review and up to four months for an in-depth (‘‘Phase II’’) review from the date of submission of the complete notification. The transaction was notified to the FCO on October 17, 2014.

Under the Hungarian Competition Act, the transaction cannot be completed until it has been cleared by the Hungarian Competition Authority (‘‘GVH’’). The GVH has 30 calendar days (50 calendar days on extension) for a Phase I review and 4 months (6 months on extension) for a Phase II review from the date of submission of a complete notification.  The transaction was notified to the GVH on October 27, 2014.

Under the Japanese Act on Prohibition of Private Monopolisation and Maintenance of Fair Trade (Law No. 54 of 1947, as amended), along with the relevant provisions of the Cabinet Ordinance and Regulations thereunder, the parties cannot complete the transaction for 30 calendar days after submission of the notification to the Japan Fair Trade Commission (‘‘JFTC’’). The JFTC has 30 calendar days for a Phase I review and up to 120 calendar days from receipt of the complete notification for a Phase II review. The transaction was notified to the JFTC on October 29, 2014.

Under the South Korean Monopoly Regulation and Fair Trade Act, and any decrees, guidelines and standards thereunder, the transaction cannot be completed until the Korean Fair Trade Commission (‘‘KFTC’’) has cleared the transaction. The KFTC has 30 calendar days for its review which is extendable by a maximum of 90 additional calendar days up to an overall review period of 120 calendar days from the date of submission of the complete notification. The transaction was notified to the KFTC on October 20, 2014.

Following the filing of the definitive proxy statement, Infineon determined that consummation of the transaction was not subject to the review or approval of the Taiwanese competition agency.  On October 29, 2014, the parties agreed to waive the conditions and covenants related to the competition laws of Taiwan.

LEGAL PROCEEDINGS REGARDING THE MERGER

As previously disclosed in the definitive proxy statement under the heading “Legal Proceedings Regarding the Merger,” on August 27 and 28, 2014, two putative stockholder class action litigations were filed in the Superior Court of the State of California, Los Angeles County, and on September 3, 2014, a putative stockholder class action litigation was filed in the Court of Chancery of the State of Delaware, all of which seek to enjoin the merger or, in the alternative, to recover unspecified damages. The complaints generally allege that the directors of International Rectifier breached their fiduciary duties by (i) agreeing to the merger at an unfair and inadequate price and (ii) agreeing to unreasonable deal protection provisions in the merger agreement, including the termination fee and the prohibition against soliciting competing bids. On October 1, 2014, an amended complaint was filed in one of the California cases adding claims that the preliminary proxy statement filed on September 22, 2014 fails to disclose additional details about the discussions that led up to the approval of the proposed merger and about the financial analysis performed by J.P. Morgan in connection with rendering its fairness opinion. The complaints name as defendants International Rectifier and each of its directors, as well as Infineon and Merger Sub, which are alleged to have aided and abetted the directors’ claimed breaches of fiduciary duty. International Rectifier and its directors previously expressed their intention to vigorously defend all pending actions relating to the merger.

Many of the amended complaint’s challenges to the adequacy of the disclosures in the preliminary proxy statement had already been addressed with disclosures in the definitive proxy statement.  On October 29, 2014, the defendants entered into a memorandum of understanding with the plaintiffs regarding the settlement of the three actions noted above. In connection with the settlement, International Rectifier agreed to make certain supplemental disclosures to its stockholders. International Rectifier believes that the claims in the actions are without merit and that no further disclosure is required to supplement the definitive proxy statement under applicable laws; however, to avoid the risk that the action may delay or otherwise adversely affect the consummation of the merger and to minimize the expense of defending such action, International Rectifier is voluntarily making the supplemental disclosures set forth below.

The memorandum of understanding contemplates that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including court approval following notice to International Rectifier’s stockholders. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the California court will consider the fairness, reasonableness and adequacy of the settlement. If the settlement is finally approved by the court, it will resolve and release all claims in all actions that were or could have been brought challenging any aspect of the merger, the merger agreement and any disclosure made in connection therewith (but excluding claims for appraisal under Section 262 of the DGCL), pursuant to terms that will be disclosed to International Rectifier’s stockholders prior to final approval of the settlement. In addition, in connection with the settlement, the parties contemplate that plaintiff’s counsel will file a petition in the California court for an award of attorneys’ fees and expenses to be paid by International Rectifier or its successor. The settlement will not affect the consideration that International Rectifier’s stockholders are entitled to receive in the merger. There can be no assurance that the parties will enter into a stipulation of settlement, or that the court will approve any proposed settlement. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated.

SUPPLEMENTAL DISCLOSURES RELATED TO THE LEGAL PROCEEDINGS REGARDING THE MERGER

Opinion of J.P. Morgan Securities LLC

The following disclosure supplements and restates the first full paragraph on page 37 of the definitive proxy statement.

The projections furnished to J.P. Morgan for International Rectifier, including the LTP Forecasts used by J.P. Morgan in its analysis, were prepared by International Rectifier management (for a more detailed discussion of the LTP Forecasts, see “—Certain Unaudited Prospective Financial Information” beginning on page 42). International Rectifier does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of International Rectifier management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

The following disclosure supplements and restates the second full paragraph on page 38 of the definitive proxy statement.

For each selected company (and for International Rectifier), J.P. Morgan calculated the ratio of such company’s expected earnings before interest, taxes, depreciation and amortization (“EBITDA”), based on published equity research analyst estimates (and for International Rectifier, based on published equity research analyst estimates and based on management estimates), for the twelve months ended December 31, 2015, and divided its Enterprise Value (as defined below) by its EBITDA (“EV/EBITDA”). For purposes of these analyses, a company’s “Enterprise Value” was calculated as the fully diluted common equity value of such company as of August 18, 2014, plus the value of such company’s indebtedness, minority interests and preferred stock, minus such company’s cash, cash equivalents and short term and long term liquid investments. For purposes of calculating the EV/EBITDA ratio, EBITDA excluded amortization of acquired intangibles, stock based compensation and other non-recurring items.  In the case of International Rectifier, J.P. Morgan used the $26.26 per share closing price of International Rectifier’s common stock on August 18, 2014, the last trading day before J.P. Morgan presented its analysis to the Board of International Rectifier, and the Company’s fully-diluted shares, cash and debt balances as of June 30, 2014, as furnished by management.  Based on that data, J.P. Morgan noted that the consideration of $40.00 per share in cash to be paid in the merger represented an implied equity value of $2.41 billion and implied enterprise value of $3.02 billion for International Rectifier, as compared to an implied equity value of $1.37 billion and implied enterprise value of $1.98 billion based on the $26.26 per share closing price.

The following disclosure supplements and restates the fourth full paragraph after the table on page 38 of the definitive proxy statement.

Based on the results of this analysis, J.P. Morgan selected an EV/EBITDA ratio reference range of 5.0x to 6.5x, and applied such reference range to International Rectifier’s estimated EBITDA for the twelve months ended December 31, 2015, as estimated by International Rectifier management. This resulted in implied equity values of $26.50 to $31.75 per share, including International Rectifier’s Gallium Nitride based power device and battery businesses (“GaN and Battery businesses”), and $28.00 to $33.75 per share, excluding International Rectifier’s GaN and Battery businesses (in each case, rounded to the nearest $0.25).  J.P. Morgan noted that the consideration of $40.00 per share to be paid in the merger implies an EV/EBITDA ratio of 8.7x for International Rectifier, including the GaN and Battery businesses.

The following disclosure supplements and restates the second full paragraph after the first table on page 39 of the definitive proxy statement.

Based on the results of this analysis, J.P. Morgan selected a P/E Ratio reference range of 12.0x to 16.0x, and applied such reference range to International Rectifier’s earnings per share estimates for the twelve months ended December 31, 2015 as provided by International Rectifier management. This resulted in implied equity values of $23.25 to $30.75 per share including International Rectifier’s GaN and Battery businesses, and $26.25 to $34.75 per share, excluding International Rectifier’s GaN and Battery businesses (in each case, rounded to the nearest $0.25).  J.P. Morgan noted that the consideration of $40.00 per share to be paid in the merger implies a P/E Ratio of 20.8x for International Rectifier, including the GaN and Battery businesses.

The following disclosure supplements and restates the fifth full paragraph after the second table on page 39 of the definitive proxy statement.

Based on the results of this analysis, J.P. Morgan selected an Unlevered P/E Ratio reference range of 9.0x to 12.0x, and applied such reference range to International Rectifier earnings before interest per share for the twelve months ended December 31, 2015, as provided by International Rectifier management. This resulted in implied equity values of $26.00 to $32.00 per share including International Rectifier’s GaN and Battery businesses, and $28.25 to $35.00 per share, excluding International Rectifier’s GaN and Battery businesses (in each case, rounded to the nearest $0.25).  J.P. Morgan noted that the consideration of $40.00 per share to be paid in the merger implies an Unlevered P/E Ratio of 16.1x for International Rectifier, including the GaN and Battery businesses.

The following disclosure supplements and restates the table and the first full paragraph after the table on page 40 of the definitive proxy statement.

Acquiror	Target	Month / Year Announced	Enterprise Value	Transaction Multiples
Hittite Microwave Corporations	Analog Devices, Inc.	June 2014	$2.02 billion	14.2x
Aeroflex Holding Corp.	Cobham plc	May 2014	$1.46 billion	10.4x
Integrated Memory Logic Limited	Exar Corporation	April 2014	$97 million	5.6x
TriQuint Semiconductor, Inc.	RF Micro Devices, Inc.	February 2014	$1.63 billion	9.4x
Symmetricom, Inc.	Microsemi	October 2013	$236 million	10.6x
BCD Semiconductor Manufacturing Limited	Diodes	December 2012	$144 million	6.0x
Standard Microsystems Corporation	Microchip Technology Incorporated	May 2012	$767 million	8.6x
Gennum Corporation	Semtech Corporation	January 2012	$473 million	9.1x
Zarlink Semiconductor Inc.	Microsemi	September 2011	$514 million	10.0x
National Semiconductor Corporation	Texas Instruments Incorporated	April 2011	$6.65 billion	10.6x

Based on the results of this analysis, J.P. Morgan selected a Transaction Multiple reference range of 8.0x to 11.0x. J.P. Morgan then applied this reference range to International Rectifier’s 1 YR FWD EBITDA, based on International Rectifier management estimates, including International Rectifier’s GaN and Battery businesses, and arrived at an estimated range of equity values for International Rectifier’s common stock of between $33.50 and $43.00 per share (rounded to the nearest $0.25).  J.P. Morgan noted that the consideration of $40.00 per share to be paid in the merger implies a Transaction Multiple of 10.1x for International Rectifier, including the GaN and Battery businesses.

The following disclosure supplements and restates the second full paragraph on page 40 of the definitive proxy statement.

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for International Rectifier common stock. Discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered after tax free cash flows generated by the asset, and taking into consideration the time value of money with respect to those future cash flows by calculating their “Present Value.” The “Unlevered Free Cash Flows” refers to a calculation of the future cash flows of an asset without including in such calculation any debt servicing costs (and is defined as earnings before interest, taxes and amortization, less taxes, plus depreciation, less capital expenditures, less stock based compensation (net of tax), and less changes in net working capital). “Present Value” refers to the current value of one or more future cash payments from the asset, which is referred to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present. “Terminal Value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period. In performing this analysis, J.P. Morgan used the Unlevered Free Cash Flows that International Rectifier is projected to generate during fiscal years 2015 through 2024 based on International Rectifier management estimates reflected in the LTP Forecasts summarized under “Certain Unaudited Prospective Financial Information.”  Based on International Rectifier management’s estimate of a 3.0% terminal value growth rate in the industry in which International Rectifier operates, J.P. Morgan also calculated a range of Terminal Values of International Rectifier by applying a terminal value growth rate ranging from 2.5% to 3.5% to the unlevered free cash flow of the final year of the ten year period. The Unlevered Free Cash Flows and the range of Terminal Values were then discounted to present values using a range of discount rates from 11.0% to 13.0%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of International Rectifier, which included an analysis of the companies listed under the “Public Trading Multiples” described above. Based on the results of this analysis, J.P. Morgan arrived at an estimated range of equity values for

International Rectifier common stock of between $35.00 and $45.00 per share, including International Rectifier’s GaN and Battery businesses, and $33.25 to $41.00 per share, excluding International Rectifier’s GaN and Battery businesses (in each case, rounded to the nearest $0.25). J.P. Morgan noted that the discount cash flow analysis based on the selected range of terminal value growth rates and the selected range of discount rates implied an EBITDA forward exit multiple of 5.5x to 7.8x for International Rectifier, including the GaN and Battery businesses.

Certain Unaudited Prospective Financial Information

The following disclosure supplements and restates the third full paragraph on page 42 of the definitive proxy statement.

In December 2013, as part of International Rectifier developing its long term plan for its businesses, International Rectifier’s management prepared and presented to the Board of Directors unaudited prospective financial information for the period 2015 through 2024 reflected below (the “LTP Forecasts”). The LTP Forecasts included below are presented both including the estimated financial results of International Rectifier’s Gallium Nitride based power device and battery businesses, which we refer to as LTP Forecasts (including GaN & Battery), and excluding the estimated financial results of International Rectifier’s Gallium Nitride based power device and battery businesses, which we refer to LTP Forecasts (excluding GaN & Battery). International Rectifier’s management prepared the LTP Forecasts both including GaN & Battery and excluding GaN & Battery because the GaN & Battery businesses would require meaningful upfront investment and were expected to yield meaningful results only in later years and therefore, International Rectifier’s management believed it was appropriate for planning purposes to analyze International Rectifier both including and excluding those businesses. The LTP Forecasts were provided to J.P. Morgan and were the projections used in connection with the rendering of J.P. Morgan’s fairness opinion to the Board of Directors and in performing its related financial analyses, as described above under the heading “—Opinion of J.P. Morgan Securities LLC”.

The following disclosure supplements and restates the fourth full paragraph on page 43 of the definitive proxy statement.

The assumptions and estimates underlying the LTP Forecasts and the 2015-2017 Updated Forecasts, all of which are difficult to predict and many of which are beyond the control of International Rectifier, may not be realized. There can be no assurance that the underlying assumptions will prove to be accurate or that the forecasted results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the LTP Forecasts or the 2015-2017 Updated Forecasts, whether or not the merger is completed.

The following disclosure is inserted immediately above “LTP Forecasts (excluding GaN & Battery)” on page 44 of the definitive proxy statement.

The following are 2015 calendar year (CY)  LTP Forecasts (including GaN & Battery) for the Company:

Revenue	$1.26 billion
EBITDA	$276 million
Unlevered earnings per share (EPS)	$1.95
EPS	$1.93

The following disclosure is inserted immediately above “Interests of the Directors and Executive Officers of International Rectifier in the Merger” on page 44 of the definitive proxy statement.

Based on the $26.26 per share closing price of the International Rectifier common stock as of the close of trading on August 18, 2014, and 75,514,000 shares outstanding as of June 30, 2014 on a fully-diluted basis based on that price, the Company had an implied equity value of $1.98 billion. Subtracting International Rectifier’s net cash amount of $610 million as of June 30, 2014 from this implied equity value yields an implied enterprise value for International Rectifier of $1.37 billion.  Listed below are multiples based on this implied enterprise value and the August 18th share price and the CY LTP Forecasts above:

•                  Ratio of implied enterprise value to CY 2015E Revenue:  1.1x

•                  Ratio of implied enterprise value to CY 2015E EBITDA:  5.0x

•                  Ratio of implied enterprise value to CY 2015E Unlevered EPS:  9.2x

•                  Ratio of August 18th share price  to CY 2015E EPS: 13.6x

Based on the $40.00 per share cash price in the proposed merger and 75,575,000 shares outstanding as of June 30, 2014 on a fully diluted basis based on that price, the Company’s implied equity value is $3.02 billion.  Subtracting International Rectifier’s net cash amount of $610 million as of June 30, 2014 from this implied equity value yields an implied enterprise value for International Rectifier of $2.41 billion.  Listed below are multiples based on this implied enterprise value and the $40.00 per share merger price and the CY LTP Forecasts above:

•                  Ratio of implied enterprise value to CY 2015E Revenue:  1.9x

•                  Ratio of implied enterprise value to CY 2015E EBITDA:  8.7x

•                  Ratio of implied enterprise value to CY 2015E Unlevered EPS:  16.1x

•                  Ratio of $40.00 per share merger price  to CY 2015E EPS: 20.8x

WHERE YOU CAN FIND ADDITIONAL INFORMATION

In connection with the proposed merger, International Rectifier filed a definitive proxy statement with the SEC on October 7, 2014, and has mailed the definitive proxy statement to its stockholders. INTERNATIONAL RECTIFIER’S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED MERGER BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. International Rectifier’s stockholders may obtain, without charge, a copy of the definitive proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov, through the Investor Relations section of International Rectifier’s website, and the “SEC Filings” tab therein, or by directing a request by mail or telephone to:

International Rectifier Corporation

Attn: Investor Relations

101 North Sepulveda Boulevard

El Segundo, California 90245

International Rectifier’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of International Rectifier’s stockholders. International Rectifier’s stockholders may obtain information regarding the interests of International Rectifier’s directors and executive officers in the proposed merger by reading the definitive proxy statement filed with the SEC on October 7, 2014 and other relevant documents regarding the proposed merger filed with the SEC.

If you have any questions about the definitive proxy statement, these supplemental disclosures, or the special meeting or the merger or need assistance with voting procedures, you should contact:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

(866) 751-6317 (Toll Free)

(212) 269-5550 (Call Collect)